EXHIBIT 4.1


                     AMENDMENT No. 1 to the RIGHTS AGREEMENT

                  This Amendment No. 1 to the Rights Agreement, dated February 26, 2000, is executed as of July 11, 2000, by and between CFW Communications Company, a Virginia corporation (the "Company"), and Registrar and Transfer Company, a New Jersey corporation (the "Rights Agent").

         WHEREAS, on February 26, 2000, the Company and the Rights Agent entered into a Rights Agreement (the "Rights Agreement") to provide certain Rights to the holders of Common Shares; and

         WHEREAS, the parties hereto desire to amend the Rights Agreement to clarify their agreement with respect thereto;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and based upon the mutual covenants contained herein, the parties hereto agree as follows:

         1. Subparagraph (a) of Section 1 is hereby deleted in its entirety, and the following new subparagraph (a) is hereby inserted in lieu thereof:

         (a) "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, alone or together with all Affiliates and Associates (as hereinafter defined) of such Person, shall at any time become the Beneficial Owner (as hereinafter defined) of either (i) 15% or more of the shares of Common Stock then outstanding or (ii) 15% or more of the Rights then outstanding, but shall not include (A) the Company, any Subsidiary (as hereinafter defined) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; (B) Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS"), any Controlled Entity and any person to whom WCAS is permitted to transfer its Common Stock ("Permitted Transferee") pursuant to the Shareholders Agreement dated July 11, 2000 among the Company, WCAS and certain other Persons, only so long as WCAS, any Controlled Entity, and any Permitted Transferee shall comply with Article 5 of the Shareholder's Agreement among the Company, WCAS, and certain other Persons, or (C) any Person who has become a Beneficial Owner (1) solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (x) such Person or any Affiliate or Associate of such Person shall thereafter become the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (y) any other Person who is the Beneficial Owner of any Common Shares shall thereafter become an Affiliate or Associate of such Person; or (2) by acquiring such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to equal or exceed 15% of the Common Shares then outstanding and such Person relied in good faith on computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company that are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. If any Person that is not an Acquiring Person due to such clause (C)(2) does not reduce its percentage of Beneficial Ownership of shares of Common Stock to less than 15% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of shares of Common Stock so exceeds 15%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (C)(2) shall no longer apply to such Person). For the purposes of this definition, the determination whether a person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company, acting by vote of those directors of the Company whose approval would be required to redeem the Rights under Section 23.

         2.  Section  1  is  hereby   amended  to  include  the   following  new
subparagraph inserted after subparagraph (g):

         (h) "Controlled Entity" shall mean any entity in which WCAS owns the majority of the voting shares or securities or has the ability (whether through the ownership of voting securities, contract or otherwise) to elect a majority of the board of directors or other similar governing body or of which WCAS has the authority to control or direct the investment decisions.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Rights Agreement effective as of the day and year first above written.


[SEAL]

                                            CFW COMMUNICATIONS COMPANY
Attest:

By:                                         By:
    ---------------------------------           --------------------------------
        Secretary                                  James S. Quarforth
                                                   Chairman and Chief Executive
                                                     Officer

[SEAL]

                                            REGISTRAR AND TRANSFER COMPANY
Attest:

By:                                         By:
    ---------------------------------           --------------------------------
       Name:                                       Name:
       Title:                                      Title: